UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2015

COHERUS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36721	27-3615821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

201 Redwood Shores Parkway, Suite 200

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 649-3530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 10, 2015, Coherus BioSciences, Inc. (“Coherus”) and a contract research organization (“CRO”) executed a work order (“Work Order”) under a master service agreement (“MSA”) entered into on March 9, 2015 by and between Coherus and the CRO. Under the terms of the Work Order, Coherus agreed to pay the CRO up to approximately $22.9 million for clinical study services for CHS-1420 (adalimumab (Humira®) biosimilar candidate), which is planned to be compared to Humira® for efficacy and safety in a Phase 3 psoriasis study starting in 2015. Coherus has the right to terminate the MSA or the Work Order at any time by giving written notice at least 90 days prior to the desired termination date. The CRO has the right to terminate the MSA at any time by giving written notice at least 90 days prior to the desired termination date; provided, however, that if the CRO terminates this Agreement while the Work Order remains in effect, the terms of the MSA will continue in force until the CRO has completed the services under the Work Order and has received full payment. If either Coherus or the CRO materially breaches any of the terms or conditions of the MSA or Work Order, and then fails to cure the breach within 30 days after receipt of notice of the default or breach from the other party, the non-breaching party may, at its option, immediately terminate the MSA or the Work Order, as applicable, at the end of the 30-day period.

The foregoing is only a summary of the material terms of the Work Order and the MSA, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Work Order and the MSA, which will be filed as exhibits to the Quarterly Report on Form 10-Q of Coherus for the fiscal quarter ended March 31, 2015. Coherus intends to submit a FOIA Confidential Treatment Requests to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Work Order and the MSA. The omitted materials will be included in the request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2015	COHERUS BIOSCIENCES, INC.

	By:	/s/ Jean-Frédéric Viret
	Name:	Jean-Frédéric Viret
	Title:	Chief Financial Officer